OPINION RE LEGALITY

                                November 22, 2000

Intersil Holding Corporation
7585 Irvine Center Drive
Suite 100
Irvine, California 92618

          Re:  Intersil Holding Corporation; 400,000 Shares of Common Stock

Gentlemen and Ladies:

We have acted as counsel for Intersil Holding Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 400,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), proposed to be issued pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission under the Securities Act relating to the Employee Stock Option Plan of No Wires Needed B.V. (the "Plan").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to enable us to give this opinion.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized by the Company, and that the Shares issuable upon exercise of stock options in accordance with the terms of the Plan, and delivered to the purchasers thereof against payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                Very truly yours,

                                /s/ Dechert